HEI Exhibit 99
NEWS RELEASE
May 10, 2018

Contact:	Julie R. Smolinski	Telephone: (808) 543-7300
	Manager, Investor Relations	E-mail: ir@hei.com

HEI REPORTS FIRST QUARTER 2018 EARNINGS

1Q2018 Diluted Earnings Per Share (EPS) of $0.37
Utility to Transfer Tax Reform Net Benefits to Customers, ~$9 Million for 1Q2018 Alone
Solid Earnings and Profitability at Bank

HONOLULU - Hawaiian Electric Industries, Inc. (NYSE - HE) (HEI) today reported consolidated net income for common stock for the first quarter of 2018 of $40.2 million and diluted earnings per share (EPS) of $0.37 compared to $34.2 million and EPS of $0.31 for the first quarter of 2017.
“We are pleased to report solid earnings for the first quarter of 2018 from both our bank and utility,” said Constance H. Lau, president and CEO of HEI.
“In the first quarter, our utility worked with the Hawaii Public Utilities Commission to give the net benefits from tax reform to utility customers, including approximately $9 million for the first quarter alone. Our Commission also opened a performance-based ratemaking proceeding that establishes a collaborative, deliberative process allowing for stakeholder and expert input to help accelerate Hawaii’s move to 100% clean energy. Moving forward we are focused on our role in creating resilient, sustainable communities through technology, smart use of resources, building partnerships, and providing more value to customers.”
“American Savings Bank’s first quarter results included the highest quarterly net income in its history, reflecting higher net interest margin, good deposit and loan growth and the benefits of tax reform for the bank, including lower tax expense and higher wage rates for entry level and lower wage positions. We continue to work hard to deliver value for our customers as the bank’s profitability improves,” said Lau.

Hawaiian Electric Industries, Inc.
May 10, 2018

HAWAIIAN ELECTRIC COMPANY EARNINGS
Hawaiian Electric Company’s1 net income for the first quarter of 2018 was $27.5 million compared to $21.5 million in the first quarter of 2017, primarily driven by the following after-tax items:

•
$11 million higher rate adjustment mechanism (RAM) revenues, primarily due to lower revenues in the first quarter of 2017 because of the return in 2017 to recording Oahu RAM revenues for accounting purposes on a lagged basis beginning June 1, 2017, instead of on a calendar year basis;

•
$5 million of interim rate relief from Hawaii Electric Light’s 2016 test year interim rates effective August 31, 2017 and Hawaiian Electric’s 2017 test year interim rates effective February 16, 2018; and

•	$1 million higher allowance for funds used during construction mainly from the Schofield Generating Station project expected to be completed in the second quarter.
These items were partially offset by the following after-tax items:

•
$7 million higher O&M expenses[2] compared to 2017, primarily due to the reset of pension costs as part of rate case interim decisions, higher overhaul costs for generation, a write-off of smart grid costs, and a one-time rent expense adjustment for existing substation land, partially offset by the additional reserve for environmental costs in 2017;

•	$2 million higher depreciation expense as a result of increasing investments for the integration of more renewable energy, improved customer reliability and greater system efficiency; and

•
$2 million lower net income, primarily representing accrued first quarter 2018 tax reform net benefits deferred (and to be returned to customers) that are higher than the reduction in first quarter income tax expense related to lower federal corporate tax rates.

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Note:  Amounts indicated as after-tax in this earnings release are based upon adjusting items using the current year composite statutory tax rates of 25.75% for the utilities and 26.79% for the bank.
1 Hawaiian Electric Company, unless otherwise defined, refers to the three utilities, Hawaiian Electric Company, Inc. on Oahu, Maui Electric Company, Limited for Maui County, and Hawaii Electric Light Company, Inc. on Hawaii Island.

2 Excludes net income neutral expenses covered by surcharges or by third parties. See the “Explanation of HEI’s Use of Certain Unaudited Non-GAAP Measures” and the related reconciliation accompanying this release.

Hawaiian Electric Industries, Inc.
May 10, 2018

AMERICAN SAVINGS BANK EARNINGS
American Savings Bank’s (American) first quarter of 2018 net income was $19.0 million compared to $16.9 million in the fourth, or linked, quarter and $15.8 million in the prior year quarter.
Compared to the linked quarter of 2017, the $2.1 million net income increase in the first quarter of 2018 was primarily driven by higher net interest income, which was mainly due to higher yields on earning assets and strong deposit growth that funded increases in the investment and retail portfolios. The first quarter also included approximately $3 million in tax benefits resulting from lower federal corporate tax rates, compared to the one-time tax benefit of $1.7 million recognized in the linked quarter. In the linked quarter, American passed on approximately $1 million of increased compensation to its employees through a $1,000 cash bonus paid in December 2017. Beginning in 2018, American increased the wage rates for entry level and lower wage positions.
Compared to the first quarter of 2017, the $3.1 million higher net income was primarily driven by higher net interest income as discussed above for the linked quarter, partially offset by lower noninterest income. Noninterest expense in the first quarter of 2018 was higher compared to the first quarter of 2017 due to higher compensation and benefit expense, reflecting a higher minimum wage for employees along with higher performance-based incentives and annual merit increases, which was substantially offset by the tax benefits resulting from lower federal corporate tax rates.
Total loans were $4.7 billion at March 31, 2018, up $71 million or 6.1% annualized, driven mainly by increases in commercial and commercial real estate loans of $63 million compared to December 31, 2017.
Total deposits were $6.1 billion at March 31, 2018, an increase of $188 million or 12.8% annualized from December 31, 2017, including approximately $100 million in repurchase agreements that were transferred into deposit accounts. Excluding such transfers, total deposits increased by 6.0% annualized. The average cost of funds was 0.23% for the first quarter of 2018, up 2 basis points from the linked quarter and up 3 basis points from the prior year quarter.

Hawaiian Electric Industries, Inc.
May 10, 2018

American’s first quarter of 2018 return on average equity3 was 12.58%, compared to 11.09% in the linked quarter and 10.82% in the first quarter of 2017. Return on average assets was 1.12% for the first quarter of 2018, compared to 1.01% in the linked quarter and 0.98% in the same quarter last year.
Please refer to American’s news release issued on April 30, 2018 for additional information on American.
HOLDING AND OTHER COMPANIES
The holding and other companies’ net loss was $6.2 million in the first quarter of 2018 compared to $3.1 million in the prior year quarter. The higher net loss was primarily driven by the impact of federal tax reform, which negatively impacted the holding and other companies by approximately $1 million in the first quarter of 2018 due to lower tax benefits on expenses resulting from a lower corporate federal tax rate, higher interest expense due to higher interest rates and additional debt related to Pacific Current investments, and higher excess tax benefits associated with share-based awards in the first quarter of 2017 as compared to the first quarter of 2018.
BOARD DECLARES QUARTERLY DIVIDEND
On May 9, 2018, the board of directors maintained HEI’s quarterly cash dividend of $0.31 per share, payable on June 12, 2018, to shareholders of record at the close of business on May 23, 2018 (ex-dividend date is May 22, 2018). The dividend would be equivalent to an annual rate of $1.24 per share.
Dividends have been paid uninterrupted since 1901. At the indicated annual dividend rate and based on the closing price per share on May 9, 2018 of $33.87, HEI’s dividend yield is 3.7%.
WEBCAST AND CONFERENCE CALL TO DISCUSS EARNINGS AND EPS GUIDANCE
Hawaiian Electric Industries, Inc. will conduct a webcast and conference call to review its first quarter 2018 earnings and 2018 EPS guidance on Thursday, May 10, 2018, at 7:30 a.m. Hawaii time (1:30 p.m. Eastern time).
Interested parties within the United States may listen to the conference by calling (844) 834-0652 and international parties may listen to the conference by calling (412) 317-5198 or by accessing the webcast on HEI’s website under the “Investor Relations” section, sub-heading “News and Events.”  HEI and Hawaiian Electric Company intend to continue to use HEI’s website, www.hei.com,
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3 Bank return on average equity calculated using weighted average daily common equity.

Hawaiian Electric Industries, Inc.
May 10, 2018

as a means of disclosing additional information. Such disclosures will be included on HEI’s website in the Investor Relations section. Accordingly, investors should routinely monitor such portions of HEI’s website, in addition to following HEI’s, Hawaiian Electric Company’s and American’s press releases, HEI’s and Hawaiian Electric Company’s Securities and Exchange Commission (SEC) filings and HEI’s public conference calls and webcasts. The information on HEI’s website is not incorporated by reference in this document or in HEI’s and Hawaiian Electric Company’s SEC filings unless, and except to the extent, specifically incorporated by reference. Investors may also wish to refer to the Public Utilities Commission of the State of Hawaii (PUC) website at dms.puc.hawaii.gov/dms in order to review documents filed with and issued by the PUC. No information on the PUC website is incorporated by reference in this document or in HEI’s and Hawaiian Electric Company’s SEC filings.
An online replay of the webcast will be available at www.hei.com beginning about two hours after the event. Replays of the conference call will also be available approximately two hours after the event through May 24, 2018, by dialing (877) 344-7529 or (412) 317-0088 and entering passcode: 10119007.
HEI supplies power to approximately 95% of Hawaii’s population through its electric utilities, Hawaiian Electric Company, Inc., Hawaii Electric Light Company, Inc. and Maui Electric Company, Limited; provides a wide array of banking and other financial services to consumers and businesses through American Savings Bank, one of Hawaii’s largest financial institutions; and helps advance Hawaii’s clean energy and sustainability goals through investments by its non-regulated subsidiary, Pacific Current, LLC.

NON-GAAP MEASURES
See “Explanation of HEI’s Use of Certain Unaudited Non-GAAP Measures” and related reconciliations on page 10 of this release.

Hawaiian Electric Industries, Inc.
May 10, 2018

FORWARD-LOOKING STATEMENTS
This release may contain “forward-looking statements,” which include statements that are predictive in nature, depend upon or refer to future events or conditions, and usually include words such as “will,” “expects,” “anticipates,” “intends,” “plans,” “believes,” “predicts,” “estimates” or similar expressions. In addition, any statements concerning future financial performance, ongoing business strategies or prospects or possible future actions are also forward-looking statements. Forward-looking statements are based on current expectations and projections about future events and are subject to risks, uncertainties and the accuracy of assumptions concerning HEI and its subsidiaries, the performance of the industries in which they do business and economic, political and market factors, among other things. These forward-looking statements are not guarantees of future performance.
Forward-looking statements in this release should be read in conjunction with the “Cautionary Note Regarding Forward-Looking Statements” and “Risk Factors” discussions (which are incorporated by reference herein) set forth in HEI’s Annual Report on Form 10-K for the year ended December 31, 2017 and HEI’s other periodic reports that discuss important factors that could cause HEI’s results to differ materially from those anticipated in such statements. These forward-looking statements speak only as of the date of the report, presentation or filing in which they are made. Except to the extent required by the federal securities laws, HEI, Hawaiian Electric Company, American and their subsidiaries undertake no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

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Hawaiian Electric Industries, Inc. (HEI) and Subsidiaries CONSOLIDATED STATEMENTS OF INCOME DATA (Unaudited)

	Three months ended March 31
(in thousands, except per share amounts)	2018	2017
Revenues
Electric utility	$570,427	$518,611
Bank	75,419	72,856
Other	28	95
Total revenues	645,874	591,562
Expenses
Electric utility	519,058	468,250
Bank	50,532	48,501
Other	4,395	5,073
Total expenses	573,985	521,824
Operating income (loss)
Electric utility	51,369	50,361
Bank	24,887	24,355
Other	(4,367)	(4,978)
Total operating income	71,889	69,738
Retirement defined benefits expense—other than service costs	(1,833)	(1,876)
Interest expense, net—other than on deposit liabilities and other bank borrowings	(21,518)	(19,568)
Allowance for borrowed funds used during construction	1,444	889
Allowance for equity funds used during construction	3,294	2,399
Income before income taxes	53,276	51,582
Income taxes	12,556	16,916
Net income	40,720	34,666
Preferred stock dividends of subsidiaries	473	473
Net income for common stock	$40,247	$34,193
Basic earnings per common share	$0.37	$0.31
Diluted earnings per common share	$0.37	$0.31
Dividends declared per common share	$0.31	$0.31
Weighted-average number of common shares outstanding	108,818	108,674
Weighted-average shares assuming dilution	109,024	108,858
Net income (loss) for common stock by segment
Electric utility	$27,475	$21,465
Bank	18,960	15,813
Other	(6,188)	(3,085)
Net income for common stock	$40,247	$34,193
Comprehensive income attributable to Hawaiian Electric Industries, Inc.	$27,474	$35,178
Return on average common equity (twelve months ended)[1]	8.2%	12.5%
The Consolidated Statements of Income Data reflects the retrospective application of ASU No. 2017-07, “Compensation-Retirement Benefits (Topic 715): Improving the Presentation of Net Periodic Pension Cost and Net Periodic Postretirement Benefit Cost,” which was adopted in first quarter 2018. Nonservice cost was reclassified from “Expenses” to “Retirement defined benefits expense—other than service costs.”
This information should be read in conjunction with the consolidated financial statements and the notes thereto in HEI filings with the SEC.
1 On a core basis, 2018 and 2017 returns on average common equity (twelve months ended March 31) were 8.9% and 9.4%, respectively.  See reconciliation of GAAP to non-GAAP measures.

Hawaiian Electric Company, Inc. (Hawaiian Electric) and Subsidiaries
CONSOLIDATED STATEMENTS OF INCOME DATA
(Unaudited)

	Three months ended March 31
(dollars in thousands, except per barrel amounts)	2018	2017
Revenues	$570,427	$518,611
Expenses
Fuel oil	166,968	144,270
Purchased power	139,910	127,124
Other operation and maintenance	107,610	98,817
Depreciation	50,466	48,216
Taxes, other than income taxes	54,104	49,823
Total expenses	519,058	468,250
Operating income	51,369	50,361
Allowance for equity funds used during construction	3,294	2,399
Retirement defined benefits expense—other than service costs	(1,264)	(1,423)
Interest expense and other charges, net	(17,694)	(17,504)
Allowance for borrowed funds used during construction	1,444	889
Income before income taxes	37,149	34,722
Income taxes	9,175	12,758
Net income	27,974	21,964
Preferred stock dividends of subsidiaries	229	229
Net income attributable to Hawaiian Electric	27,745	21,735
Preferred stock dividends of Hawaiian Electric	270	270
Net income for common stock	$27,475	$21,465
Comprehensive income attributable to Hawaiian Electric	$27,506	$21,924
OTHER ELECTRIC UTILITY INFORMATION
Kilowatthour sales (millions)
Hawaiian Electric	1,497	1,525
Hawaii Electric Light	257	253
Maui Electric	258	260
	2,012	2,038
Average fuel oil cost per barrel	$80.68	$65.85
Return on average common equity (twelve months ended)[1]	6.91%	7.84%
The Consolidated Statements of Income Data reflects the retrospective application of ASU No. 2017-07, “Compensation-Retirement Benefits (Topic 715): Improving the Presentation of Net Periodic Pension Cost and Net Periodic Postretirement Benefit Cost,” which was adopted in first quarter 2018. Nonservice cost was reclassified from “Other operation and maintenance” to “Retirement defined benefits expense—other than service costs.”
This information should be read in conjunction with the consolidated financial statements and the notes thereto in Hawaiian Electric filings with the SEC.
1 Simple average. On a core basis, 2018 and 2017 returns on average common equity (twelve months ended March 31) were 7.4% and 7.9%, respectively.  See reconciliation of GAAP to non-GAAP measures.

American Savings Bank, F.S.B.
STATEMENTS OF INCOME DATA
(Unaudited)

	Three months ended
(in thousands)	March 31, 2018	December 31, 2017	March 31, 2017
Interest and dividend income
Interest and fees on loans	$52,800	$51,986	$50,742
Interest and dividends on investment securities	9,202	8,230	6,980
Total interest and dividend income	62,002	60,216	57,722
Interest expense
Interest on deposit liabilities	2,957	2,802	2,103
Interest on other borrowings	496	386	816
Total interest expense	3,453	3,188	2,919
Net interest income	58,549	57,028	54,803
Provision for loan losses	3,541	3,670	3,907
Net interest income after provision for loan losses	55,008	53,358	50,896
Noninterest income
Fees from other financial services	4,654	5,741	5,610
Fee income on deposit liabilities	5,189	5,678	5,428
Fee income on other financial products	1,654	1,464	1,866
Bank-owned life insurance	871	1,374	983
Mortgage banking income	613	305	789
Other income, net	436	388	458
Total noninterest income	13,417	14,950	15,134
Noninterest expense
Compensation and employee benefits	24,440	23,836	23,042
Occupancy	4,280	4,076	4,154
Data processing	3,464	3,531	3,280
Services	3,047	3,005	2,360
Equipment	1,728	1,899	1,748
Office supplies, printing and postage	1,507	1,676	1,535
Marketing	645	1,211	517
FDIC insurance	713	608	728
Other expense	4,101	5,470	4,506
Total noninterest expense	43,925	45,312	41,870
Income before income taxes	24,500	22,996	24,160
Income taxes	5,540	6,137	8,347
Net income	$18,960	$16,859	$15,813
Comprehensive income	$6,885	$10,245	$16,648
OTHER BANK INFORMATION (annualized %, except as of period end)
Return on average assets	1.12	1.01	0.98
Return on average equity	12.58	11.09	10.82
Return on average tangible common equity	14.57	12.82	12.58
Net interest margin	3.76	3.68	3.68
Efficiency ratio	61.04	62.95	59.87
Net charge-offs to average loans outstanding	0.28	0.26	0.29
As of period end
Nonaccrual loans to loans receivable held for investment	0.53	0.51	0.41
Allowance for loan losses to loans outstanding	1.14	1.15	1.19
Tangible common equity to tangible assets	7.66	7.81	7.78
Tier-1 leverage ratio	8.6	8.6	8.5
Total capital ratio	14.0	14.2	13.6
Dividend paid to HEI (via ASB Hawaii, Inc.) ($ in millions)	$10.9	$9.4	$9.4
The Statements of Income Data reflects the retrospective application of ASU No. 2017-07, “Compensation-Retirement Benefits (Topic 715): Improving the Presentation of Net Periodic Pension Cost and Net Periodic Postretirement Benefit Cost,” which was adopted in first quarter 2018. Nonservice cost was reclassified from “Compensation and employee benefits” to “Other expense.”
This information should be read in conjunction with the consolidated financial statements and the notes thereto in HEI filings with the SEC.

EXPLANATION OF HEI’S USE OF CERTAIN UNAUDITED NON-GAAP MEASURES
HEI and Hawaiian Electric Company management use certain non-GAAP measures to evaluate the performance of HEI and the utility. Management believes these non-GAAP measures provide useful information and are a better indicator of the companies’ core operating activities than the corresponding GAAP measures given the non-recurring nature of certain items. Non-GAAP core measures presented here may not be comparable to similarly titled measures used by other companies. The accompanying tables provide the return on average common equity (ROACE) and adjusted non-GAAP core ROACE for HEI and the utility.
The reconciling adjustments from GAAP earnings to core earnings used in the calculation of the twelve months ended March 31, 2017 ROACE include income, costs and associated taxes related to the terminated merger between HEI and NextEra Energy, Inc., the cancelled spin-off of ASB Hawaii, Inc. and the terminated liquefied natural gas contract which, to remain in effect, required Hawaii Public Utilities Commission approval of the merger with NextEra Energy, Inc. For more information on the transactions, see HEI’s Form 8-K filed on July 18, 2016, and HEI’s Form 8-K filed on July 19, 2016. The reconciling adjustments from GAAP earnings to core earnings used in the calculation of the twelve months ended March 31, 2018 ROACE exclude the impact of the federal tax reform act recorded in the fourth quarter of 2017 due to the adjustment of deferred tax balances and the $1,000 employee bonuses paid by the bank related to federal tax reform. Management does not consider these items to be representative of the company’s fundamental core earnings and has shown the non-GAAP (core) ROACE in order to provide better comparability between periods.
The accompanying table also provides the calculation of utility GAAP other operation and maintenance (O&M) expense adjusted for “O&M-related net income neutral items,” which are O&M expenses covered by specific surcharges or by third parties. These “O&M-related net income neutral items” are grossed-up in revenue and expense and do not impact net income.

RECONCILIATION OF GAAP[1] TO NON-GAAP MEASURES
Hawaiian Electric Industries, Inc. and Subsidiaries (HEI)
(Unaudited)
	Twelve months ended March 31
	2018	2017
HEI CONSOLIDATED RETURN ON AVERAGE COMMON EQUITY (ROACE) (simple average)
Based on GAAP	8.2%	12.5%
Based on non-GAAP (core)[2]	8.9%	9.4%

Hawaiian Electric Company, Inc. and Subsidiaries
	Twelve months ended March 31
	2018	2017
HAWAIIAN ELECTRIC CONSOLIDATED RETURN ON AVERAGE COMMON EQUITY (ROACE) (simple average)
Based on GAAP	6.91%	7.84%
Based on non-GAAP (core)[2]	7.41%	7.88%

	Three months ended March 31
($ in millions)	2018	2017
HAWAIIAN ELECTRIC CONSOLIDATED OTHER OPERATION AND MAINTENANCE (O&M) EXPENSE
GAAP (as reported)	$107.6	$98.8
Excluding other O&M-related net income neutral items[3]	0.3	1.1
Non-GAAP (Adjusted other O&M expense)	$107.3	$97.7
Note: Columns may not foot due to rounding
[1] Accounting principles generally accepted in the United States of America
[2] Calculated as core net income divided by average GAAP common equity
[3] Expenses covered by surcharges or by third parties recorded in revenues

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